EXHIBIT 99.1

Byline Bancorp, Inc. Announces the Appointment of Carlos Ruiz Sacristán to its Board of Directors

Chicago, IL, October 4, 2023 – Byline Bancorp, Inc. (NYSE: BY) announced today the appointment of Carlos Ruiz Sacristán to the Boards of Directors of both Byline Bancorp and its subsidiary, Byline Bank, effective immediately. Mr. Ruiz Sacristán has decades of leadership, executive, and operating experience in the mining, energy, and government sectors.

“Carlos brings an exceptionally broad and deep background to our board, not only as a seasoned business leader, but also as a CEO and director of major public companies across multiple industries,” said Roberto R. Herencia, Executive Chairman and Chief Executive Officer of Byline Bancorp, Inc. “Byline and our stockholders will benefit from Carlos’ breadth of global experience and his perspective will make an important contribution to the board’s oversight, and I look forward to working with him and our other directors as we continue to prudently grow our franchise.”

About Carlos Ruiz Sacristán

Mr. Ruiz Sacristán is currently a member of the Boards of Directors of: Southern Copper Corporation, a mining company; Constructora y Perforadora Latina, S.A. de C.V., a Mexican exploration and drilling company; Grupo Financiero Ve Por Mas, S.A., a Mexican bank; and the Diego Rivera and Frida Kahlo Museum. Mr. Ruiz Sacristán has held various distinguished positions in the Mexican government, including CEO of PEMEX, Mexico’s national oil company, and Secretary of Communications and Transportation of Mexico. Mr. Ruiz Sacristán was Chairman of the Board of Directors and Executive President of IEnova, the Mexican operating subsidiary of Sempra Energy from September 2012 to November 2018 and is currently a strategic advisor to the firm. He was Chief Executive Officer of Sempra North American Infrastructure Group from 2018 until September 2020. Mr. Ruiz Sacristán holds a Bachelor’s degree in business administration from the Anáhuac University in Mexico City, Mexico, and a Master's degree from Northwestern University in Evanston, Illinois.

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. (NYSE: BY) is the parent company of Byline Bank, a full service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bancorp, Inc. completed its acquisition of Inland Bancorp, Inc. on July 1, 2023, with the combined entity operating as Byline Bank and as a result has approximately $8.8 billion in assets and operates 48 total branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top Small Business Administration lenders in the United States.

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Contacts:

Investors / Media:

Brooks Rennie

Investor Relations Director

Byline Bank

(312) 660-5805

brennie@bylinebank.com